The information contained in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer of sale is not permitted.


       Subject to completion, Pricing Supplement dated September 27, 2004


PROSPECTUS Dated August 26, 2003                    Pricing Supplement No. 91 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-106789
Dated August 26, 2003                                           Dated     , 2004
                                                                  Rule 424(b)(3)
                            $
                                 Morgan Stanley

                       GLOBAL MEDIUM-TERM NOTES, SERIES C

                             Senior Fixed Rate Notes

                          ---------------------------

             Strategic Total Return Securities due December 17, 2009

                   Exchangeable for a Cash Amount Based on the

                           CBOE S&P 500 BUYWRITE INDEX



Unlike ordinary debt securities, the Strategic Total Return Securities, which we refer to as the securities, do not pay interest and do not guarantee any return of principal at maturity. Instead, the payment that you will receive at maturity, upon your exchange of securities or upon our redemption of securities will be an amount of cash based on the performance of the CBOE S&P 500 BuyWrite Index, which we refer to as the BXM Index.

o    The principal amount and issue price of each security is $10.

o    We will not pay interest on the securities.

o At maturity, if you have not previously exchanged your securities and we have not previously redeemed your securities, you will receive for each security an amount of cash equal to the net entitlement value determined on the fifth trading day prior to the maturity date, which we refer to as the maturity valuation date.

o You will have the right to exchange each security on any trading day in any exchange period for an amount of cash equal to the net entitlement value determined on the last trading day in that exchange period, which we refer to as the exchange valuation date. If you exchange your securities, you must exchange at least 10,000 securities at a time.

o The exchange periods are the first ten calendar days of March, June, September and December in each year, beginning in March 2005.

o Beginning in June 2007, we may redeem your securities for mandatory exchange on the fifth trading day after any exchange valuation date, which we refer to as the exchange date, for an amount of cash equal to the net entitlement value determined on that exchange valuation date. If we decide to redeem the securities, we will give you notice at least ten but not more than thirty calendar days before the exchange date specified in our notice.

o The initial net entitlement value on the day we price the securities for initial sale to the public is $9.88. On any other trading day, the net entitlement value will equal the initial net entitlement value multiplied by the BXM Index performance on that trading day, minus the adjustment amount as of that trading day.

     o The BXM Index performance on any trading day is a ratio of the value of the BXM Index on that trading day to the value of the BXM Index on the day we price the securities for initial sale to the public.

     o The adjustment amount on any trading day will equal the sum of the monthly adjustments to and including that trading day. Each monthly adjustment will equal 0.168% multiplied by the net entitlement value on the trading day prior to the day that the monthly call options on the S&P 500 Index expire, which is generally the third Friday of each month.

o The value of the BXM Index must increase in order for you to receive at least the $10 principal amount per security at maturity or upon exchange or redemption. If the value of the BXM Index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the $10 principal amount per security.

o We will apply to list the securities to trade under the proposed symbol "MBS" on the American Stock Exchange LLC, but it is not possible to predict whether the application will be approved or, if approved, whether the application will be approved prior to the date on which we price the securities for initial sale to the public.


You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Securities." The securities involve risks not associated with an investment in ordinary debt securities. See "Risk Factors" beginning on PS-10.

                             PRICE $10 PER SECURITY

                                                Agent's          Proceeds to the
                    Price to Public(1)        Commissions            Company
Per Security.......          $                     $                    $
Total..............          $                     $                    $

(1) If you continue to hold to your securities, we will pay the brokerage firm at which you hold your securities additional commissions on a quarterly basis beginning March 2005. See "Description of Securities--Supplemental Information Concerning Plan of Distribution" in this pricing supplement. If you purchase at least 250,000 securities in any single transaction and you comply with the holding period requirement described under "Description of Securities--Supplemental Information Concerning Plan of Distribution" in this pricing supplement, the price will be $ per security ( % of the issue price).


                                 MORGAN STANLEY

         For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called "Description of Securities--Supplemental Information Concerning Plan of Distribution."

         No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. None of this pricing supplement, the accompanying prospectus supplement or prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

         The securities may not be offered or sold to the public in Brazil. Accordingly, the offering of the securities has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to such offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

         The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

         The securities may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

         The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

         This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the securities to the public in Singapore.

                          SUMMARY OF PRICING SUPPLEMENT

         The following summary describes the securities we are offering to you in general terms. You should read the summary together with the more detailed information contained in the rest of this pricing supplement and the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters addressed in "Risk Factors."

         The securities are medium-term debt securities of Morgan Stanley. The securities are exchangeable for an amount of cash based on the performance of the BXM Index. Unlike conventional debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity or upon exchange or redemption.

          "Standard and Poor's(R)" and "S&P(R)" are trademarks of Standard & Poor's, a division of The McGraw-Hill Companies, Inc. "BXM" is a trademark of the Chicago Board Options Exchange, Incorporated. These marks have been licensed for use by Morgan Stanley & Co. Incorporated.

Each security costs $10               We, Morgan Stanley, are offering our
                                      Strategic Total Return Securities due
                                      December 17, 2009, which are exchangeable for a cash amount based on the performance of the BXM Index. The principal amount and issue price of each security is $10.

                                      The original issue price of the securities includes the agent's commissions paid with respect to the securities and the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities. See "Risk Factors--The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices" and "Description of Securities--Use of Proceeds and Hedging."

                                      Because the initial net entitlement value is 1.20% less than the original issue price of the securities, the BXM Index must increase by at least 1.20% for the net entitlement value to equal the issue price of the securities, without taking into account the effect of the adjustment amount. The adjustment amount will reduce the net entitlement value by 0.168% each month, or approximately 2.00% each year. Because the initial net entitlement value is less than the original issue price of the securities and due to the effect of the adjustment amount applied to the payout on the securities, the BXM Index must increase in order for you to receive an amount upon sale, exchange, redemption or at maturity equal to the original issue price for each security.

No guaranteed return of               Unlike ordinary debt securities, the
principal; no interest                securities do not pay interest and do not
                                      guarantee any return of principal at
                                      maturity. Instead, at maturity, or upon
                                      earlier exchange by you or redemption by us as described in this pricing supplement under "Description of Securities--Net
                                      Entitlement Value Payable at Maturity,
                                      upon Redemption or upon Exchange," we will pay to you an amount of cash based on the value of the BXM Index.

Payout on the securities upon         The payout on the securities upon
exchange, upon redemption and         exchange, upon redemption or at maturity
at maturity                           will be based on the applicable net
                                      entitlement value of the securities
                                      determined on the valuation date for any exchange, redemption or at maturity. We refer to the valuation date for any exchange or redemption as the exchange valuation date and at maturity as the maturity valuation date.

                                      The net entitlement value on the day we
                                      price the securities for initial sale to the public, which we refer to as the initial net entitlement value, equals $9.88.

                                      The net entitlement value on any other
                                      trading day will equal (i) the product of
                                      (x) the initial net entitlement value
                                      times (y) the BXM Index performance on
                                      that trading day, (ii) minus the
                                      adjustment amount as of that trading day.

                                      The BXM Index performance on any trading day will equal the index value on that trading day divided by the initial index value.

                                      The index value on any trading day will
                                      equal the closing value of the BXM Index on that trading day. The initial index value equals the index value on the day we price the securities for initial sale to the public.

                                      The adjustment amount will equal
                                      approximately 2.00% per year and on any
                                      trading day will equal the sum of each of the monthly adjustments to and including that trading day. Each monthly adjustment will equal 0.168% multiplied by the net entitlement value on the trading day prior to the day that the monthly call options on the S&P 500 Index expire, which we refer to as the BXM Index roll date. Each monthly adjustment will be applied on the BXM Index roll date, which is generally the third Friday of each month. See "Description of Securities--The BXM Index--Call Options."

                                      Because the initial net entitlement value is 1.20% less than the original issue price of the securities, the BXM Index must increase by at least 1.20% for the net entitlement value to equal the original issue price of the securities, without taking into account the effect of the adjustment amount. The adjustment amount will reduce the net entitlement value by 0.168% each month, or approximately 2.00% each year. To demonstrate the combined effect of the initial net entitlement value and the adjustment amount on the payout, we have calculated several hypothetical examples in "Hypothetical Payouts on the Securities at Maturity."

Beginning in March 2005,              You may exchange your securities for the
you may exchange a minimum            net entitlement value on any trading day
of 10,000 securities on any           during the first ten calendar days of
trading day during the first          March, June, September and December of
ten calendar days of each             each year, each of which we refer to as an
March, June, September and            exchange period, beginning in March 2005.
December                              The net entitlement value for any exchange
                                      will be determined on the last trading day of the exchange period for that exchange, which we refer to as the exchange valuation date.

                                      If you properly elect to exchange, we will pay a cash amount equal to the net entitlement value to the trustee for delivery to you on the fifth trading day following the exchange valuation date, which we refer to as the exchange date.

                                      You must exchange at least 10,000
                                      securities (and multiples of 100 in excess of 10,000), unless you exchange your securities following, and during the continuance of, a credit exchange event as described below under To exchange your securities during any exchange period, you must instruct your broker or other person with whom you hold your securities to take the following steps through normal clearing system channels:

                                      "Description of Securities--Credit
                                      Exchange Event."

                                      o   fill out an official notice of
                                          exchange, which is attached as Annex A
                                          to this pricing supplement;

                                      o   deliver your official notice of
                                          exchange to us (which must be
                                          acknowledged by us) on any trading day
                                          falling in an exchange period but
                                          prior to 12:00 p.m. (New York City
                                          time) on the last trading day in that
                                          exchange period; and

                                      o   transfer your book-entry interest in
                                          the securities to the trustee on our
                                          behalf at or prior to 10:00 a.m. (New
                                          York City time) on the exchange date.

                                      Different brokerage firms may have
                                      different deadlines for accepting
                                      instructions from their customers.
                                      Accordingly, as a beneficial owner of the securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If you give us your official notice of exchange after 12:00 p.m. (New York City time) on the last trading day in an exchange period, your notice will not be effective, you will not be able to exchange your securities until the following exchange period and you will need to complete all the required steps if you should wish to exchange your securities during any subsequent exchange period.

                                      We may request that Morgan Stanley & Co.
                                      Incorporated, which we refer to as MS &
                                      Co. and which is one of our broker-dealer subsidiaries, purchase the securities in exchange for the cash amount that would otherwise have been payable by us. MS & Co.'s agreement to purchase the exchanged securities will be without prejudice to your right to proceed against us upon any failure of MS & Co. to settle the purchase when due. Any securities purchased by MS & Co. will remain outstanding.

There will be no minimum exchange     If our senior debt is downgraded below A-
                                      by Standard & Poor's Ratings amount during a credit exchange Services, a division of The McGraw-Hill Companies, Inc., or below
                                      A3 by event Moody's Investors Service,
                                      Inc., and for so long as our senior debt is rated below these ratings by either or both of Standard & Poor's and Moody's, exchanges will not be subject to any minimum exchange requirement. We refer to this occurrence as a credit exchange event. We will instruct the trustee to notify you upon the occurrence of a credit exchange event. Our senior debt is currently rated A+ by Standard & Poor's and Aa3 by Moody's.

We will have the right to             Beginning in June 2007, we will have the
redeem your securities                right to redeem the securities for
beginning in June 2007                mandatory exchange in whole, but not in
                                      part, on any exchange date upon at least
                                      10 but not more than 30 calendar
                                      days' notice to the holders of the
                                      securities. The net entitlement value for any redemption on an exchange date will be determined on the related exchange valuation date. Should we decide to redeem the securities, we will pay an amount of cash for each security equal to the net entitlement value to the trustee for delivery to you on the exchange date.

The Chicago Board Options             The BXM Index is calculated and published
Exchange calculates and publishes     by the Chicago Board Options Exchange,
the BXM Index                         which we refer to as the CBOE. The BXM
                                      Index measures the total rate of return of a "buy-write," or "covered call," strategy on the S&P 500 Index, based on rolling one-month, at-the-money options on the S&P
                                      500 Index. This strategy is referred to as an at-the-money covered call strategy.

                                      An at-the-money covered call strategy on an index is one in which an investor holds (or buys) an investment representing an index, or the stocks underlying the index, and sells (or "writes") an option on the index with a strike price that is equal to, or slightly greater than, the level of the index when the option is sold, or written.

                                      A buy-write strategy provides income from option premiums, or the money received for selling the option. These premiums can, to some extent, offset an investor's losses if there is a decline in the value of the index on which the option is sold. However, the strategy limits participation in appreciation of the index beyond the option's strike price. In the case of an at-the-money covered call strategy, because the strike price of the option that is sold is equal to or slightly greater than the level of the index when the option is sold, the investor will participate in little or no index appreciation. Thus, in a period of significant stock market appreciation, a covered call strategy is likely to produce lower returns than would an investment in equity securities that does not involve a covered call strategy.

                                      The BXM Index measures the hypothetical
                                      "total rate of return" of this strategy on the S&P 500 Index because its value incorporates both the ordinary cash dividends paid on stocks underlying the S&P 500 Index as well as the option premium hypothetically received from writing call options on the S&P 500 Index. The method of calculating the BXM Index incorporates the ordinary cash dividend on a stock underlying the S&P 500 Index on the ex-dividend date for that dividend and incorporates option premium into the S&P 500 Index on the day each option is sold. The BXM Index does not, however, have a cash component. Instead, the formula for the BXM Index effectively converts the cash value of any dividends on stocks underlying the S&P 500 Index and the option premium payable in respect of the written call options into covered S&P 500 Index units. For more information, see "Risk Factors--Investment in the securities is not the same as investing directly in the BXM Index or pursuing a buy-write strategy directly" and "Description of Securities--The BXM Index."

                                      You can review quarterly closing values of the BXM Index since 1999 under the section of this pricing supplement captioned "Description of Securities--Indicative and Historical Information." On September 24, 2004, the closing value of the BXM Index as reported by the CBOE was 649.48. The historical performance of the BXM Index is not an indication of the value of the BXM Index at the maturity date of the securities or any other future date. The CBOE and the issuers of the underlying stocks are not affiliates of ours and are not involved in this offering. The obligations represented by the securities are solely those of Morgan Stanley. For more specific information about the BXM Index and its calculation, see the section entitled "Description of Securities--The BXM Index" in this pricing supplement.

                                      Because a buy-write strategy limits
                                      participation in the appreciation of the S&P 500 Index, an investment in the securities is not the same as an investment linked to the performance of the S&P 500 Index or the stocks underlying the S&P 500 Index. See "Risk Factors--The appreciation of the BXM Index may be less than that of the S&P 500 Index due to the effect of the BXM Index's buy-write strategy."

MS & Co. will be the calculation      We have appointed MS & Co. to act as the
agent for the securities              calculation agent for JPMorgan Chase Bank,
                                      the trustee for our senior securities. As calculation agent, MS & Co. will determine, among other things, the cash amount that you will receive at maturity, if we exercise our redemption right or if you exercise your exchange right.

The brokerage firm at which you       In addition to the commission paid at the
hold your securities will be paid     time of the initial offering of the
additional commissions on a           securities, commissions equal to %
quarterly basis                       multiplied by the average net entitlement
                                      value per security in each calendar
                                      quarter will be paid proportionately to
                                      brokerage firms on a quarterly basis,
                                      including MS & Co. and its affiliates,
                                      whose clients purchased securities in the initial offering and who continue to hold their securities on the last business day of each quarter, beginning on March 31, 2005 and ending on December 17, 2009.
                                      These quarterly commissions, combined with the commission paid on the day the securities were initially offered for sale to the public, will not in any event exceed 0.72% per year of the issue price per security. We expect that the brokerage firm at which you hold your securities will pay a portion of these additional commissions to your broker. Paying commissions over time may cause the brokerage firm at which you hold your securities and the broker through whom you hold your securities to have economic interests that are different than yours.
                                      For more information about the payment of these additional commissions, see
                                      "Description of Securities--Supplemental
                                      Information Concerning Plan of
                                      Distribution" and "Risk Factors--The
                                      brokerage firm at which you hold your
                                      securities and the broker through whom you hold your securities may have economic interests that are different from yours."


The securities should be              Although there is no direct legal
characterized as a prepaid cash       authority as to the proper tax treatment
settlement forward contract for       of the securities, based on the advice of
U.S. federal income tax purposes      our special tax counsel, for U.S. federal
                                      income tax purposes the securities should be characterized as prepaid cash settlement forward contracts under which we deliver at maturity, or upon redemption or exchange, a cash amount determined by reference to the BXM Index in exchange for a fixed purchase price, as described below under "Description of Securities--United
                                      States Federal Income Taxation."
                                      Accordingly, you generally should
                                      recognize capital gain or loss on
                                      maturity, exchange, or other taxable
                                      disposition of the securities.

Where you can find more               The securities are senior securities
information on the securities         issued as part of our Series C medium-term
                                      security program. You can find a general description of our Series C medium-term security program in the accompanying prospectus supplement dated August 26,
                                      2003. We describe the basic features of
                                      this type of security in the sections
                                      called "Description of Securities--Fixed
                                      Rate Securities," "--Exchangeable
                                      Securities" and "--Securities Linked to
                                      Commodity Prices, Single Securities,
                                      Baskets of Securities or Indices."

                                      For a detailed description of the terms of the securities, including the specific procedures and deadlines governing the exchange of the securities and the calculation of the cash amount you will receive in exchange for your securities, you should read the "Description of Securities" section in this pricing supplement. You should also read about some of the risks involved in investing in the securities in the section called "Risk Factors." The tax and accounting treatment of investments in equity-linked securities such as the securities may differ from that of investments in ordinary debt securities or common stock. We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any investment in the securities.

How to reach us                       You may contact your local
                                      Morgan Stanley branch office or our
                                      principal executive offices at 1585
                                      Broadway, New York, New York 10036. Our
                                      telephone number is (212) 761-4000.

               HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

         The payout on the securities at maturity will depend on the level of the BXM Index on the maturity valuation date. The examples of the hypothetical payout calculations that follow assume that you hold the securities to maturity and that the securities are not redeemed by us prior to maturity. The examples in the table below are based on the following terms:

     o    Issue price per security: $10

     o    Initial net entitlement value: $9.88

     o    Monthly adjustment: 0.168%

     o    Hypothetical initial value of BXM Index: 600


------------------ ---------------- --------------     ------------- -------------- --------------- ----------------
  Hypothetical
     Ending           BXM Index       BXM Index        Issue Price    Payout per                       Return on
    BXM Index       Total Return     Annualized            per        Security at    on Securities   Securities at
      Value          at Maturity       Return            Security      Maturity       at Maturity       Maturity
------------------ ---------------- --------------     ------------- -------------- --------------- ----------------
       120             -80.00%         -27.52%         $    10       $     1.50           -84.97%          -31.55%
------------------ ---------------- --------------     ------------- -------------- --------------- ----------------
       240             -60.00%         -16.74%              10             3.32           -66.79%          -19.78%
------------------ ---------------- --------------     ------------- -------------- --------------- ----------------
       360             -40.00%         -9.71%               10             5.17           -48.31%          -12.37%
------------------ ---------------- --------------     ------------- -------------- --------------- ----------------
       480             -20.00%         -4.36%               10             7.03           -29.69%          -6.80%
------------------ ---------------- --------------     ------------- -------------- --------------- ----------------
       540             -10.00%         -2.09%               10             7.97           -20.35%          -4.45%
------------------ ---------------- --------------     ------------- -------------- --------------- ----------------
       600              0.00%           0.00%               10             8.90           -10.98%          -2.30%
------------------ ---------------- --------------     ------------- -------------- --------------- ----------------
       660             10.00%           1.92%               10             9.84            -1.60%          -0.32%
------------------ ---------------- --------------     ------------- -------------- --------------- ----------------
      670.2            11.67%           2.23%               10            10.00            0.00%            0.00%
------------------ ---------------- --------------     ------------- -------------- --------------- ----------------
       720             20.00%           3.71%               10            10.78            7.80%            1.51%
------------------ ---------------- --------------     ------------- -------------- --------------- ----------------
       840             40.00%           6.96%               10            12.66            26.63%           4.83%
------------------ ---------------- --------------     ------------- -------------- --------------- ----------------
       960             60.00%           9.86%               10            14.55            45.50%           7.79%
------------------ ---------------- --------------     ------------- -------------- --------------- ----------------
      1080             80.00%          12.47%               10            16.44            64.40%          10.45%
------------------ ---------------- --------------     ------------- -------------- --------------- ----------------
      1200             100.00%         14.87%               10            18.33            83.33%          12.89%
------------------ ---------------- --------------     ------------- -------------- --------------- ----------------


         The above examples demonstrate the effect that the initial net entitlement value and the adjustment amount have on the payout at maturity on the securities relative to the performance of the BXM Index. Note that in each of the above examples, in order to illustrate the relative return between the BXM Index and an investment in the securities, we have assumed a fixed monthly return in the BXM Index which, when compounded monthly, results in the applicable total return in the BXM Index. For example, for the hypothetical ending value of the BXM Index of 960, which represents a total return of 60% in the BXM Index at maturity, we have assumed a monthly compounded growth rate of 0.761%, and the monthly adjustments in the corresponding hypothetical payout on the securities were calculated based on this assumed growth rate. Because the level of the BXM Index may be subject to significant fluctuations over the term of the securities, it is not possible to present a chart or table illustrating the complete range of possible payouts on the securities at maturity for any given ending value of the BXM Index. The actual payout at maturity on the securities relative to the performance of the BXM Index may be more or less than shown in the above table and will depend on the actual monthly return of the BXM Index over the term of the securities.

                                  RISK FACTORS

         The securities are not secured debt and are riskier than ordinary debt securities that repay a fixed principal amount. Because the securities will be repaid by payment of an amount of cash based on the performance of the BXM Index, there is no guaranteed return of principal at maturity. This section describes the most significant risks relating to the securities. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not                 The terms of the securities differ from
pay interest or guarantee             ordinary debt securities in that we will
return of principal                   not pay you interest on the securities and
                                      you are not entitled to return of your
                                      principal at maturity. The return on your investment in the securities (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security, and actually may be negative. The payout to you upon exchange or redemption or at maturity of the securities will be a cash amount that may be worth less, and potentially significantly less, than the $10 principal amount of each security.

The initial net entitlement           Because the initial net entitlement value
value and the adjustment              is 1.20% less than the original issue
amount will have the                  price of the securities, the BXM Index
effect of reducing                    must increase by 1.20% for the net
your participation                    entitlement value to equal the issue price
in the BXM Index                      of the securities, without taking into
                                      account the effect of the adjustment
                                      amount. The adjustment amount will reduce the net entitlement value by 0.168% each month, or approximately 2.00% each year.
                                      Because the initial net entitlement value is less than the original issue price of the securities and due to the effect of the adjustment amount on the payout on the securities, the BXM Index must increase in order for you to receive an amount upon sale, exchange, redemption or at maturity equal to the original issue price for each security.

                                      For example, assuming a monthly compounded growth rate of 0.761% over the term of the securities, the total return on your investment in the securities at maturity would be -1.60% if the total return in the BXM Index at maturity is 10%. To demonstrate the combined effect of the initial net entitlement value and the adjustment amount on the payout, please review the hypothetical calculations in "Hypothetical Payouts on the Securities at Maturity."

The appreciation of the BXM           Because a buy-write strategy limits
Index may be less than that           participation in the appreciation of the
of the S&P 500 Index due              underlying asset, in this case, the S&P
to the effect of the BXM              500 Index, an investment in the securities
Index's buy-write strategy            is not the same as an investment linked to
                                      the performance of the S&P 500 Index or
                                      the stocks underlying the S&P 500 Index.
                                      The call option included in the BXM Index limits the BXM Index's participation in the appreciation of the S&P 500 Index above the strike price of that call option. Consequently, the BXM Index will not participate as fully in the appreciation of the S&P 500 Index as would an investment linked directly to the S&P
                                      500 Index or a direct investment in the
                                      stocks underlying the S&P 500 Index. In
                                      general, if the value of the S&P 500 Index increases above the strike price of the call option by an amount that exceeds the premium received from the sale of the call option, the value of your buy-write strategy will be less than the value of a direct investment in the S&P 500 Index.

                                      While the strike price of the call option included in the BXM Index will operate to limit the BXM Index's participation in any increase in the value of the S&P 500 Index, the BXM Index's exposure to any decline in the value of the S&P 500 Index will not be limited.

Investment in the securities          Although the BXM Index will reflect
is not the same as investing          reinvestment of dividends paid on the
directly in the BXM Index or          stocks underlying the S&P 500 Index and
pursuing a buy-write                  premium in respect of options written on
strategy directly                     the S&P 500 Index, the return on the
                                      securities will not be the same as the
                                      return on a buy-write strategy implemented by holding the stocks underlying the S&P
                                      500 Index and writing call options on the index because dividends paid on the stocks underlying the S&P 500 Index and option premium will be incorporated into the BXM
                                      Index and will thereafter be subject to
                                      fluctuations in the price of the S&P 500
                                      Index.

                                      Furthermore, you will not have the right to receive the stocks underlying the S&P 500 Index. As an owner of the securities, you will not have any shareholder rights in the underlying stocks or any ownership interest in any option on the S&P 500 Index, and you should expect that the tax treatment of your investment in the securities will differ from a direct investment in the underlying stocks and options on the S&P 500 Index. In addition, investing in securities is not equivalent to investing in a mutual fund or other pooled investment that invests in the underlying stocks or that is benchmarked to the BXM Index. The return on your investment in the securities may differ from the return you might earn on a direct investment in a mutual fund or other pooled investment over a similar period.


The securities may trade at           The securities may trade at prices that do
prices that do not reflect            not reflect the value of the BXM Index. In
the value of the Index                addition, the securities may trade
                                      differently from other instruments that
                                      are benchmarked to the BXM Index.


The securities may not be             There may be little or no secondary market
actively traded                       for the securities. Although we will apply
                                      to list the securities to trade on the
                                      American Stock Exchange LLC, which we
                                      refer to as the AMEX, it is not possible to predict whether the securities will trade in the secondary market. Even if there is a secondary market, it may not provide significant liquidity.

The market price of the               Several factors, many of which are beyond
securities will be                    our control, will influence the value of
influenced by many                    the securities in the secondary market and
unpredictable factors                 the price at which MS & Co. may be willing
                                      to purchase or sell the securities in the secondary market, including:


                                               o   the value of the BXM Index on
                                                   the specific date the net
                                                   entitlement value is
                                                   determined;

                                               o   interest and yield rates in
                                                   the market;

                                               o   the volatility (frequency and
                                                   magnitude of changes
                                                   in value) of the S&P 500
                                                   Index;

                                               o   geopolitical conditions and
                                                   economic, financial,
                                                   political, regulatory or
                                                   judicial events that affect
                                                   the component securities or
                                                   stock markets generally and
                                                   which may affect any index
                                                   value;

                                               o   liquidity of the call option
                                                   on the S&P 500 Index included
                                                   in the BXM Index each month;

                                               o   the dividend rate on the
                                                   stocks underlying the S&P 500
                                                   Index; and

                                               o   our creditworthiness.

                                      Some or all of these factors will
                                      influence the price that you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the issue price, if market interest rates rise or the level of the BXM Index is at, below or not sufficiently above the level of the BXM Index on the day the securities were initially priced for sale to the public. This could happen, for example, because of a decline in the value of the BXM Index or other discount reflected in the trading prices of the securities. See "--The initial net entitlement value and the adjustment amount will have the effect of reducing your participation in the BXM Index" and "--The securities may not be actively traded" above, and "--Hedging activities of our affiliates could potentially affect the value of the S&P 500 Index call options included in the BXM Index" and "--The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests" below. You cannot predict the future performance of the BXM Index or the stocks underlying the S&P 500 Index based on their historical performance. In addition, there can be no assurance that the final BXM Index value will exceed the initial BXM Index value by a sufficient amount such that you will receive at maturity, or upon exchange or redemption, a payment in excess of the initial net entitlement value of $9.88 per security.

Hedging activities of our             The value of the BXM Index is based in
affiliates could potentially          part on successive short, or "sold,"
affect the value of                   one-month, at-the-money call options on
the S&P 500 Index call options        the S&P 500 Index. As described in
included in the BXM Index             "Description of Securities--The BXM
                                      Index--Call Options," on each date on
                                      which one call option expires and another call option is sold for the one-month call options included in the BXM Index, each call option is deemed sold at a price equal to the volume-weighted average price of the new call option (excluding transactions in that call option that are part of a "spread" transaction) during the half hour between 11:30 a.m. (New York
                                      City time) and 12:00 p.m. (New York City
                                      time) on that date. If no transactions
                                      occur during that period, the new call
                                      option is deemed sold at the last bid
                                      price reported before 12:00 p.m.

                                      It is not possible to predict the
                                      liquidity of each of the S&P 500 Index
                                      call options included in the BXM Index
                                      during the half hour in which the value of each of those options is determined. The liquidity of a security generally refers to the presence of sufficient supply and demand for that security, as determined by the number of buyers and sellers and the amount of that security such buyers and sellers are willing to purchase, to allow transactions to be effected in that security without a substantial increase or decrease in its price. We expect our affiliates to carry out hedging activities by, among other things, selling call options on the S&P 500 Index corresponding to the call option on the S&P 500 Index included in the BXM Index. These hedging activities could affect the value of these call options. In particular, the hedging activity of our affiliates may constitute a significant portion of the volume of the transactions in these call options during the half hour period in which their value is determined for purposes of inclusion in the BXM Index. If there is not sufficient demand for these call options, the hedging activity of our affiliates could cause a decline, and possibly a significant decline, in the value of these call options when they are included in the BXM Index. See "--The market price of the securities will be influenced by many unpredictable factors" above, and "--The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests" below.

The inclusion of commissions          Assuming no change in market conditions or
and projected profit of hedging       any other relevant factors, the price, if
in the original issue price is        any, at which MS & Co. is willing to
likely to adversely affect            purchase the securities in secondary
secondary market prices               market transactions at any time will
                                      likely be lower than the original issue
                                      price, since the original issue price
                                      included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging our obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

There are restrictions                Except for exchanges during the
on the minimum number of              continuance of a credit exchange event,
securities may exchange and           you must exchange at least 10,000
on the dates on which you             securities at any one time in order to
may exchange                          exercise your right to exchange your
                                      securities for your net entitlement value.

                                      Prior to maturity, you may exchange
                                      securities for your net entitlement value only during the first ten calendar days of March, June, September and December in each year, beginning in March 2005. You will have no right to exchange securities in December 2009, the month the securities mature.

Adjustments to the BXM                The CBOE is solely responsible for
Index could adversely                 calculating and maintaining the BXM Index
affect the value                      and Standard & Poor's is solely
of the securities                     responsible for calculating the S&P 500
                                      Index. You should not conclude that the
                                      inclusion of a stock in the S&P 500 Index is an investment recommendation by us of that stock. In addition, S&P can, in its sole discretion, add, delete or substitute the stocks underlying the S&P 500 Index or make other methodological changes required by certain corporate events relating to the underlying stocks, such as stock splits and dividends, spin-offs, rights issuances and mergers and acquisitions, that could change the value of the S&P 500
                                      Index and the BXM Index. Any of these
                                      actions could adversely affect the value of the securities.

                                      The CBOE may discontinue or suspend
                                      calculation or publication of the BXM
                                      Index at any time. In these circumstances and upon receipt of notice from the CBOE, MS & Co., as the calculation agent, will have discretion to substitute a successor index that is substantially identical to the BXM Index. Although MS & Co. will be obligated to select a successor index without regard to its affiliation with us, MS & Co. could have an economic interest that is different than that of holders of the securities insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or one of its affiliates. If there is no appropriate successor index, the securities will be exchangeable until the maturity date for a cash amount equal to the net entitlement value computed by the calculation agent in accordance with the methodology for calculating the BXM Index last in effect prior to discontinuance of the BXM Index.

The brokerage firm at which           In addition to the commission paid at the
you hold your securities and          time of the initial offering of the
the broker through whom you           securities, commissions will be paid on a
hold your securities may have         quarterly basis to brokerage firms,
economic interests that are           including MS & Co. and its affiliates,
different from yours                  whose clients purchased securities in the
                                      initial offering and who continue to hold their securities. These additional commissions will equal % multiplied by the average net entitlement value per security in each calendar quarter. These additional commissions, combined with the commission paid on the day the securities were initially offered for sale to the public, will not in any event exceed 0.72% per year of the issue price per security. We expect that the brokerage firm at which you hold your securities will pay a portion of these additional commissions to your broker.

                                      As a result of these arrangements, the
                                      brokerage firm at which you hold your
                                      securities and the broker through whom you hold your securities may have economic interests that are different than yours. As with any security or investment for which the commission is paid over time, your brokerage firm and your broker may have an incentive to encourage you to continue to hold the securities because they will no longer receive these quarterly commissions if you sell your securities. You should take the above arrangements and the potentially different economic interests they create into account when considering an investment in the securities. For more information about the payment of these additional commissions, see "Description of Securities--Supplemental Information
                                      Concerning Plan of Distribution."

The economic interests of             The economic interests of the calculation
the calculation agent and             agent and other affiliates of ours are
other affiliates of ours are          potentially adverse to your interests as
potentially adverse to your           an investor in the securities.
interests

                                      Because the calculation agent, MS & Co., is our affiliate, the economic interests of the calculation agent and its affiliates may be adverse to your interests as an investor in the securities, including with respect to certain determinations and judgments that the calculation agent must make in determining the initial index value, any other index value or whether a market disruption event has occurred. See "Description of Securities--Discontinuance of the BXM Index; Successor Index; Alteration of Method of Calculation" and "--Market Disruption Event."

                                      MS & Co. and other affiliates of ours will carry out hedging activities related to the securities, including taking positions in the stocks underlying the S&P 500 Index (and possibly to other instruments linked to the stocks underlying the S&P 500 Index) and selling call options on the S&P 500 Index corresponding to the call option on the S&P 500 Index included in the BXM Index. MS & Co. and other affiliates of ours also trade the stocks underlying the S&P 500 Index and other financial instruments related to the stocks underlying the S&P 500 Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the date we price the securities for initial sale to the public could potentially increase the initial index value and, therefore, the value at which the BXM Index must close before you receive a payment upon exchange or redemption or at maturity that exceeds the principal amount of the securities. Additionally, such hedging or trading activities during the term of the securities, and in particular on each roll date, could potentially affect the value of the BXM Index or the S&P 500 Index on any exchange valuation date or the maturity valuation date and, accordingly, the payment you will receive upon exchange or redemption or at maturity. See "--Hedging activities of our affiliates could potentially affect the value of the S&P 500 Index call options included in the BXM Index."

                                      The original issue price of the securities includes the agent's commissions and certain costs of hedging our obligations under the securities. The affiliates through which we hedge our obligations under the securities expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our and our affiliates' control, such hedging may result in a profit that is more or less than initially projected.

Because the characterization          You should also consider the U.S. federal
of the securities for U.S.            income tax consequences of investing in
federal income tax purposes           the securities. An investment in the
is uncertain, the material U.S.       securities should be characterized as an
federal income tax consequences       investment in prepaid cash settlement
of an investment in the               forward contracts under which we deliver
securities are uncertain              at maturity, or upon exchange or
                                      redemption, a cash amount determined by
                                      reference to the BXM Index in exchange for a fixed purchase price, as described in the section of this pricing supplement called "Description of Securities--United
                                      States Federal Income Taxation." Under
                                      this treatment, if you are a U.S. taxable investor, you should recognize capital gain or loss at maturity or upon a sale, exchange, redemption or other taxable disposition of the securities in an amount equal to the difference between the amount realized and your tax basis in the securities. However, due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the U.S.
                                      Internal Revenue Service (the "IRS") will accept, or that a court will uphold, this characterization and treatment. We are not requesting a ruling from the IRS with respect to the securities, and our characterization of the securities as prepaid cash settlement forward contracts in respect of the BXM Index is not binding on the IRS or a court. If the IRS were successful in asserting an alternative characterization or treatment, the timing and character of income thereon could be significantly affected. For a discussion of some potential alternative characterizations and their consequences, see "Description of Securities--U.S.
                                      Federal Income Taxation."

                                      If you are a foreign investor, please read the section of this pricing supplement called "Description of Securities--United States Federal Income Taxation."

                                      You are urged to consult your own tax
                                      advisor regarding all aspects of the U.S.
                                      federal income tax consequences of
                                      investing in the securities; as well as
                                      any tax consequences arising under the
                                      laws of any state, local or foreign taxing jurisdiction.

                            DESCRIPTION OF SECURITIES

         Terms not defined in this pricing supplement have the meanings given to them in the accompanying prospectus supplement. The term "Securities" refers to each $10 principal amount of any of our Strategic Total Return Securities due December 17, 2009 exchangeable for a cash amount based on the CBOE S&P 500 BuyWrite Index. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount........... $

Maturity Date........................ December 17, 2009

Issue Price.......................... $10 per Security

Original Issue Date (Settlement Date)       , 2004

CUSIP Number......................... 61746S389

Minimum Denominations................ 100 Securities and multiples of 100

Interest Rate........................ None

Net Entitlement Value
Payable at Maturity, upon
Redemption or upon Exchange.......... Each Security is exchangeable on the
                                      Maturity Date or any Exchange Date, as
                                      applicable, or redeemable on certain
                                      Exchange Dates, for the Net Entitlement
                                      Value determined on the Maturity Valuation
                                      Date (as defined below) or any Exchange
                                      Valuation Date (as defined below), as
                                      applicable. The Net Entitlement Value on any Trading Day (as defined below) other than the day we price the Securities for initial sale to the public equals (i) the product of (x) the Initial Net Entitlement Value (as defined below) times (y) the BXM Index Performance (as defined below) as of that Trading Day (ii) minus the Adjustment Amount (as defined below) determined as of such Trading Day.

Initial Net Entitlement Value........ The Net Entitlement Value on the day we
                                      price the Securities for initial sale to the public, which equals $9.88.

BXM Index Performance................ On any Trading Day, the Index Value (as
                                      defined below) on that Trading Day divided by the Initial Index Value (as defined below).

Index Value.......................... On any Trading Day, the closing value of the BXM Index or any Successor Index (as defined under "--Discontinuance of the BXM Index; Successor Index; Alteration of Method of Calculation") on that Trading Day. Under certain circumstances, the Index Value will be based on the alternate calculation of the BXM Index described under "--Discontinuance of the BXM Index; Successor Index; Alteration of Method of Calculation."

Initial Index Value..................      , the Index Value on the day we price
                                      the Securities for initial sale to the
                                      public.

Adjustment Amount.................... On any Trading Day, the sum of each of the
                                      Monthly Adjustments prior to and including that Trading Day.

Monthly Adjustment................... For each month, 0.168% times the Net
                                      Entitlement Value on the Trading Day
                                      immediately preceding the BXM Index Roll
                                      Date for that month. The Monthly
                                      Adjustment will be applied on the BXM
                                      Index Roll Date for that month. The
                                      Monthly Adjustment will be reduced if the maximum amount of applicable brokerage commissions is paid during the term of the Securities. See "--Supplemental
                                      Information Concerning Plan of
                                      Distribution."

BXM Index Roll Date.................. The date in each month on which the monthly call option on the S&P 500 Index included in the BXM Index expires, which is generally the third Friday of that month, as described in "--The BXM Index--Call Options."

Maturity Valuation Date and
Exchange Valuation Date.............. For purposes of calculating the Net
                                      Entitlement Value payable on the Maturity
                                      Date, the Maturity Valuation Date will be the fifth scheduled Trading Day immediately prior to the Maturity Date, unless there is a Market Disruption Event on that date.

                                      For purposes of calculating the Net
                                      Entitlement Value payable on any Exchange
                                      Date, the Exchange Valuation Date will be the last day of the relevant Exchange Period, unless there is a Market Disruption Event on that date.

                                      If a Market Disruption Event occurs on the scheduled Maturity Valuation Date or the Exchange Valuation Date, then the Maturity Valuation Date or the Exchange Valuation Date, as the case may be, will be the immediately succeeding Trading Day on which no Market Disruption Event has occurred. Notwithstanding the foregoing, the Maturity Valuation Date will be no later than the second Trading Day preceding the Maturity Date and the Exchange Valuation Date will be no later than the third Trading Day following the last day of the relevant Exchange Period, as the case may be. If a Market Disruption Event occurs on the date specified in the preceding sentence, then the Index Value for that date will be calculated on that date by the Calculation Agent in accordance with the formula for calculating the value of the BXM Index last in effect prior to the commencement of the Market Disruption Event, using (x) in respect of the S&P 500 Index, the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Trading Day of each stock most recently comprising the S&P 500 Index; and (y) in respect of the call option included in the BXM Index, the arithmetic average of the last bid and ask prices (or, if trading in call options has been materially suspended or materially limited, its good faith estimate of the arithmetic average of the last bid and ask prices that would have prevailed but for such suspension or limitation) of the call option reported before 4:00 p.m. (New York City time) on that date.

Relevant Exchange.................... The primary U.S. organized exchange or market of trading for any security then
                                      included in the BXM Index, the S&P 500
                                      Index or any Successor Index.

Exchange Right....................... You may, subject to the Minimum Exchange
                                      Amount (as defined below), exchange your Securities on any Trading Day during any Exchange Period for the Net Entitlement Value by instructing your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

                                      o   fill out an Official Notice of
                                          Exchange, which is attached as Annex A
                                          to this pricing supplement;

                                      o   deliver your Official Notice of
                                          Exchange to us (which must be
                                          acknowledged by us) on any Trading Day
                                          falling in an Exchange Period but
                                          prior to 12:00 p.m. (New York City
                                          time) on the last Trading Day in that
                                          Exchange Period; and

                                      o   transfer your book-entry interest in
                                          the Securities to the Trustee on our
                                          behalf at or prior to 10:00 a.m. (New
                                          York City time) on the Exchange Date.

                                      Different brokerage firms may have
                                      different deadlines for accepting
                                      instructions from their customers.
                                      Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If you give us your Official Notice of Exchange after 12:00 p.m. (New York City time) on the last Trading Day in that Exchange Period, your notice will not be effective, you will not be able to exchange your Securities until the following Exchange Period and you will need to complete all the required steps if you should wish to exchange your Securities during any subsequent Exchange Period.

                                      We may request that MS & Co. purchase the Securities you exchange for the Net Entitlement Value that would otherwise have been payable by us. MS & Co.'s agreement to purchase the exchanged Securities will be without prejudice to your right to proceed against us upon any failure of MS & Co. to settle the purchase when due. Any Securities purchased by MS & Co. will remain outstanding.

                                      Since the Securities will be held only in book-entry form, only DTC may exercise the Exchange Right with respect to the Securities. Accordingly, beneficial owners of Securities that desire to have all or any portion of their Securities exchanged must instruct the participant through which they own their interest to direct DTC to exercise the Exchange Right on their behalf by forwarding the Official Notice of Exchange to us as discussed above. In order to ensure that we receive the instructions on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before that participant's deadline for accepting instructions from their customers. All instructions given to participants from beneficial owners of Securities relating to the right to exchange their Securities will be irrevocable. In addition, at the time instructions are given, each beneficial owner must direct the participant through which it owns its interest to transfer its book-entry interest in the related Securities, on DTC's records, to the Trustee on our behalf.

Minimum Exchange Amount.............. In order to exercise your Exchange Right, you must exchange at least 10,000
                                      Securities, or multiples of 100 in excess of 10,000. The Minimum Exchange Amount will not apply so long as a Credit Exchange Event (as defined below under "--Credit Exchange Event") has occurred and is continuing.

Exchange Period...................... The first ten calendar days of March,
                                      June, September and December in each year, beginning in March 2005.

Exchange Date........................ The fifth Trading Day following the
                                      Exchange Valuation Date.

Issuer Redemption Right ............. Beginning in June 2007, we may redeem the
                                      Securities for mandatory exchange in
                                      whole, but not in part, on any Exchange
                                      Date upon at least 10 but not more than
                                      30 calendar days' notice prior to that
                                      Exchange Date to holders of the
                                      Securities. If we redeem the Securities, we will pay to the trustee for delivery to you on the Exchange Date, the Net Entitlement Value determined on the related Exchange Valuation Date.

Trading Day.......................... A day, as determined by the Calculation
                                      Agent, on which trading is generally
                                      conducted on the New York Stock Exchange, which we refer to as the NYSE, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the CBOE and in the over-the-counter market for equity securities in the United States.

Senior or Subordinated Security...... Senior

The BXM Index........................ We have derived all information regarding the BXM Index contained in this pricing
                                      supplement, including its method of
                                      calculation, from publicly available
                                      sources and other sources we believe to be reliable. We make no representation or warranty as to the accuracy or completeness of such information.

                                      The BXM Index is calculated, published and disseminated daily at the close of trading by the CBOE. Such information reflects the policies of, and is subject to change by, the CBOE. The CBOE has no obligation to continue to publish, and may discontinue or suspend publication of, the BXM Index at any time. Data on daily BXM Index closing prices are calculated and disseminated by the CBOE on its website and are also available from options quote vendors.

                                      Description of the BXM Index

                                      The BXM Index measures the total rate of return of a hypothetical "covered call" strategy on the S&P 500 Index. This strategy consists of a hypothetical portfolio consisting of a "long" position indexed to the S&P 500 Index (i.e., a position in which the stocks underlying the S&P 500 Index are held) and the sale of a succession of one-month, at-the-money S&P 500 Index call options that are listed on the CBOE. We refer to this hypothetical portfolio as the "covered S&P 500 Index portfolio." The long position in the S&P 500 Index and the "short" call option are held in equal notional amounts (i.e., the short position in the call option is "covered" by the long position in the S&P 500 Index).

                                      The BXM Index measures the total return
                                      performance of the covered S&P 500 Index portfolio by incorporating the value of the ordinary cash dividends paid on the stocks underlying the S&P 500 Index and the option premium received from writing call options on the S&P 500 Index. Because the method of calculating the BXM Index effectively reinvests the dividends and option premium into the S&P 500 Index on the day they are paid (in the case of dividends) or received (in the case of option premium), they are subject to fluctuations in the value of the S&P 500 Index. For more information about this issue, see "Risk Factors--Investment in the Securities is not the same as investing directly in the BXM Index or pursuing a buy-write strategy directly."

                                      Call Options

                                      The call options included in the value of the BXM Index have successive terms of approximately one month. Each day that an option expires, an additional at-the-money S&P 500 Index call option is written. At expiration, the call option is settled against the "Special Opening Quotation," a special calculation of the S&P 500 Index. The Special Opening Quotation is compiled from the opening prices of the stocks underlying the S&P 500 Index and is generally determined before 11:00 a.m. (New York City time). The final settlement price of the call option at expiration is equal to the difference between the Special Opening Quotation and the strike price of the expired call option, or zero, whichever is greater, and is removed from the value of the BXM Index at that time. In other words, if the Special Opening Quotation is greater than the call option's strike price, the final settlement price is greater than zero and the value of the BXM Index is effectively decreased upon settlement of the call option. If the Special Opening Quotation is less than the call option's strike price, the call option is worthless and the value of the BXM Index remains unchanged upon settlement of the call option.

                                      Subsequent to the settlement of the
                                      expired call option, a new at-the-money
                                      call option is deemed written and included in the value of the BXM Index. Like the expired call option, the new call option will expire approximately one month after the date of sale. The date on which one call option expires and another call option is written is referred to as the "roll date" and the process of replacing the expired option with the new option is referred to as the "roll." The strike price of the new call option is equal to the strike price of the listed call option on the S&P 500 Index that is closest to and greater than the last value of the S&P 500 Index reported before 11:00 a.m. (New York City time). For example, if the last value of the S&P 500 Index reported before 11:00 a.m. (New York City time) is 901.10 and the closest listed option strike price above 901.10 is 905, then 905 is selected as the new S&P 500 Index call option strike price.

                                      Once the strike price for the new call
                                      option has been determined, the new call option is deemed sold at a price equal to the volume-weighted average price (the "VWAP") of the new call option during the half hour between 11:30 a.m. (New York City time) and 12:00 p.m. (New York City time) on the day the strike price is
                                      determined. The CBOE calculates the VWAP by (i) excluding trades in the new option identified as having been executed as part of a spread (i.e., a position taken in two or more options in order to profit through changes in the relative prices of those options); and (ii) calculating the volume-weighted average of all remaining transaction prices of the new call option during this half-hour period. The weights are equal to the fraction of the total volume, excluding spread transactions, transacted at each price during this period, as indicated by the CBOE's Market Data Retrieval System. If no transactions occur between 11:30 a.m. (New York City time) and 12:00 p.m. (New York City time), the new call option is deemed sold at the last bid price reported before 12:00 p.m.

                                      Calculation of the BXM Index

                                      The BXM Index is a "chained index,"
                                      meaning its value depends on the
                                      cumulative product of the gross daily
                                      rates of return on the covered S&P 500
                                      Index portfolio since June 1, 1988, when the initial value of the BXM Index was first calculated and set at 100.00.

                                      The value of the BXM Index on any given
                                      date is calculated according to the
                                      following formula:

                                                BXM t = BXM t-1 (1 + R t )

                                      where:

                                                BXM t-1    is the value of the
                                                           BXM Index on the
                                                           previous  day; and

                                                Rt         is the daily rate
                                                           of return of the
                                                           covered S&P 500
                                                           Index portfolio
                                                           on that day.

                                      Calculation of Daily Rates of Return on
                                      the BXM Index

                                      On each day that is not a roll date, the gross daily rate of return of the BXM Index is based on the change in the closing value of the components of the covered S&P 500 Index portfolio, including the value of ordinary cash dividends distributed on the stocks underlying the S&P 500 Index that are trading "ex-dividend" on that date (that is, when transactions in the stock on an organized securities exchange or trading system no longer carry the right to receive that dividend or distribution), as measured from the close in trading on the previous day. The gross daily rate of return on these days is calculated according to the following formula:




                                                (St + Divt - Ct
                                      1 + R t = ---------------
                                                (St-1 -Ct-1)

                                      where:

                                         St     is the closing value of the
                                                S&P 500 Index on that day;

                                         Divt   is the ordinary cash dividends,
                                                expressed in S&P 500 Index
                                                points, distributed by the
                                                stocks underlying the S&P 500
                                                Index trading "ex-dividend" on
                                                that day;

                                         Ct     is the arithmetic average
                                                of the last bid and ask prices
                                                of the call option reported
                                                before4:00 p.m. (New York City
                                                time) on the CBOE on that day;

                                         St-1   is the closing value of the S&P
                                                500 Index on the previous day;
                                                and

                                         Ct-1   is the arithmetic average
                                                of the last bid and ask prices
                                                of the call option reported
                                                before 4:00 p.m. (New York City
                                                time) on the CBOE on the
                                                previous Trading Day.

                                      On each roll date, the gross daily rate of return is based on three rates of return:
                                      (i) the gross rate of return from the
                                      close of trading on the previous day to
                                      the time of settlement of the expiring
                                      call option; (ii) the gross rate of return from the time of settlement of the expiring call option to the time the new call option is deemed sold; and (iii) the gross rate of return from the time the new call option is deemed sold to the close of trading on the roll date. The gross daily rate of return on these days is calculated according to the following formula:

                                      1 + Rt  = (1 + Ra) x (1 + Rb) x (1 + Rc)

                                      where:

                                        Ra      is the rate of return from the
                                                close of trading on the previous
                                                day to the time of settlement of
                                                the expiring call option;

                                        Rb      is the rate of return from the
                                                time of settlement of the
                                                expiring call option to the time
                                                the new call option is deemed
                                                sold; and

                                        Rc      is the rate of return from the
                                                time the new call option is
                                                deemed sold (New York City time)
                                                to the close of trading on the
                                                roll date.

                                      The rate of return from the close of
                                      trading on the previous day to the time of settlement of the expiring call option is calculated according to the following formula:

                                                (SSOQ + Divt - CSettle)
                                      1 + R a = -------------------------
                                                    (St-1 - Ct-1)

                                      where:

                                        SSOQ    is the Special Opening Quotation
                                                used in determining the
                                                settlement price of the expiring
                                                call option;

                                        Divt    is the total cash dividends,
                                                expressed in S&P 500 Index
                                                points, distributed by the
                                                stocks underlying the S&P 500
                                                Index trading "ex-dividend" on
                                                that day;

                                        CSettle is the settlement price of the
                                                expiring call option;

                                        St-1    is the closing value of the S&P
                                                500 Index on the previous day;
                                                and

                                        Ct-1    is the arithmetic average of the
                                                last bid and ask prices of the
                                                call option reported before
                                                4:00 p.m. (New York City
                                                time) on the previous day.

                                      The rate of return from the time of
                                      settlement of the expiring call option to the time the new call option is deemed sold is calculated according to the following formula:

                                                  (SVWAP)
                                      1 + Rb = -------------
                                                   (SSOQ)

                                      where:

                                        SVWAP   is the volume-weighted
                                                average of the S&P
                                                500 Index calculated by the
                                                same method used to calculate
                                                the volume-weighted average
                                                price for the new call
                                                option.

                                      The rate of return from the time the new call option is deemed sold to the close of trading on the roll date is calculated according to the following formula:

                                                   (St - Ct)
                                      1 + Rc  = ---------------
                                                 (VWAP - CVWAP)
                                      where:

                                        CVWAP   is the
                                                volume-weighted average price of
                                                the new call option (calculated
                                                as described above) between
                                                11:30 a.m. (New York City time)
                                                and 12:00 p.m. (New York City
                                                time) on the roll date; and

                                        Ct      is the average of the last bid
                                                and ask prices of the
                                                new call option reported before
                                                4:00 p.m. (New York City time)
                                                on the roll date.

The S&P 500 Index.................... We have derived all information contained in this pricing supplement regarding the S&P 500 Index, including, without limitation, its make-up, method of calculation and changes in its underlying stocks, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P. The S&P 500 Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

                                      The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the "Underlying Stocks") as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The "Market Value" of any Underlying Stock is the product of the market price per share and the number of the then outstanding shares of such Underlying Stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company's common stock is widely-held and the Market Value and trading activity of the common stock of that company.

                                      The S&P 500 Index is calculated using a
                                      base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total Market Value of all 500 Underlying Stocks relative to the S&P 500 Index's base period of 1941-43 (the "Base Period"). An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

                                      The actual total Market Value of the
                                      Underlying Stocks during the Base Period has been set equal to an indexed value of
                                      10. This is often indicated by the
                                      notation 1941-43=10. In practice, the
                                      daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the Underlying Stocks by a number called the "Index Divisor." By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the S&P 500 Index. The Index Divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index ("Index
                                      Maintenance").

                                      Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs. To prevent the value of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the value of the S&P 500 Index remains constant. This helps maintain the value of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the S&P 500 Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require Index Divisor adjustments. The table below summarizes the types of S&P 500 Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

                                      Type of                                                      Divisor Adjustment
                                      Corporate Action        S&P Index Adjustment Amount              Required
                                      ----------------        ---------------------------              --------

                                      Stock split             Shares outstanding multiplied by 2;
                                         (i.e., 2-for-1)      stock price divided by 2                   No

                                      Share issuance          Shares outstanding plus newly issued
                                         (i.e., change >= 5%) shares                                     Yes

                                      Share repurchase        Shares outstanding minus repurchased
                                         (i.e., change >= 5%) shares                                     Yes

                                      Special cash dividends  Share Price minus Special Dividend         Yes

                                      Company Change          Add new company Market Value minus old
                                                              company Market Value                       Yes

                                      Rights offering         Price of parent company minus
                                                                Price of rights
                                                                ---------------
                                                                Right Ratio                              Yes

                                      Spin-off                Price of parent company minus
                                                                Price of spin-off  company.
                                                                ---------------------
                                                                  Share exchange ratio                   Yes





                                      Stock splits and stock dividends do not
                                      affect the Index Divisor of the S&P 500
                                      Index, because following a split or
                                      dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Underlying Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

                                      Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Underlying Stock and consequently of altering the aggregate Market Value of the Underlying Stocks (the "Post-Event Aggregate Market Value"). In order that the level of the S&P 500 Index (the "Pre-Event Index Value") not be affected by the altered Market Value (whether increase or decrease) of the affected Underlying Stock, a new Index Divisor ("New Divisor") is derived as follows:

                                      Post-Event Aggregate Market Value  =  Pre-Event Index Value
                                      ---------------------------------
                                              New Divisor

                                      New Divisor = Post-Event Aggregate Market Value
                                                    --------------------------------
                                                           Pre-Event Index Value

                                      A large part of the S&P 500 Index
                                      maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500 Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

Indicative and Historical
Information.......................... The following table sets forth the published Index Values of the BXM Index
                                      for each quarter in the period from April
                                      2002 through 2004, as calculated by the
                                      CBOE. The closing value of the BXM Index on September 24, 2004 was 649.48. Also set forth below are indicative Index Values for the BXM Index for each quarter in the period from January 1, 1999 through March 31, 2002. Because the CBOE began public dissemination of the BXM Index on April 11, 2002, the Index Values set forth below prior to April 11, 2002 are based on historical trading data for the S&P 500 Index and the applicable one-month, at-the-money S&P 500 Index call options listed on the CBOE, calculated by the CBOE as though the BXM Index had been published during that period. We obtained the information in the tables below from Bloomberg Financial Markets without independent verification. The historical or indicative performance of the BXM Index should not be taken as an indication of future performance, and no assurance can be given as to the level of BXM Index on any Exchange Valuation Date or the Maturity Valuation Date.

                                                                              BXM Index
                                                             High                Low            Closing
                                                          ------------  -------------------  --------------
                                      1999
                                      First Quarter.....    531.53             489.07           524.48
                                      Second Quarter ...    578.71             527.21           578.71
                                      Third Quarter ....    583.38             540.33           563.39
                                      Fourth Quarter ...    592.96             551.57           592.96

                                      2000
                                      First Quarter.....    612.22             570.78           610.47
                                      Second Quarter....    627.87             571.65           627.23
                                      Third Quarter ....    661.73             622.31           649.80
                                      Fourth Quarter ...    651.66             606.12           636.82

                                      2001
                                      First Quarter.....    661.71             570.25           586.98
                                      Second Quarter ...    623.80             568.72           603.30
                                      Third Quarter ....    616.79             508.46           527.63
                                      Fourth Quarter ...    570.00             528.46           567.25

                                      2002
                                      First Quarter.....    589.31             553.42           585.55
                                      Second Quarter ...    585.14             528.52           535.60
                                      Third Quarter.....    537.58             447.95           461.67
                                      Fourth Quarter ...    527.69             446.88           526.02

                                      2003
                                      First Quarter.....    541.73             500.86           517.20
                                      Second Quarter....    570.51             522.64           561.31
                                      Third Quarter ....    598.25             565.23           580.58
                                      Fourth Quarter....    625.38             591.22           625.38

                                      2004
                                      First Quarter.....    640.31             620.40           635.58
                                      Second Quarter....    651.89             623.44           651.89
                                      Third Quarter.....    648.12             623.74


                                     Source:  Bloomberg Financial Markets

                                      The following graph illustrates the trends of the closing values of the BXM Index, calculated on a monthly basis, from January 1, 1999 to August 31, 2004.
                                      The graph does not show every
                                      situation that may occur.

                                      [GRAPHIC OMITTED]

Discontinuance of the BXM
Index; Index;  Alteration
of Method of Calculation............  If the CBOE announces the discontinuance or suspension of publication of the BXM
                                      Index and, prior to the roll date
                                      preceding such discontinuance or
                                      suspension (the "Discontinuance Roll
                                      Date"), the CBOE or another entity
                                      publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be substantially identical to the discontinued or suspended BXM Index (such index being referred to in this pricing supplement as a "Successor Index"), then any Index Value beginning on and subsequent to the Discontinuance Roll Date will be determined by reference to the value of such Successor Index.

                                      If the Calculation Agent is unable to
                                      identify a Successor Index prior to the
                                      Discontinuance Roll Date, then beginning on the Discontinuance Roll Date, the Calculation Agent or one of its affiliates (as selected by the Calculation Agent) will determine the Index Value on a daily basis and the Calculation Agent will undertake to identify and designate, in its sole discretion, a Successor Index prior to the roll date immediately following the Discontinuance Roll Date (the "Subsequent Roll Date"). Upon the designation of such Successor Index by the Calculation Agent, any Index Value will be determined by reference to the value of such Successor Index upon such designation. If, however, the Calculation Agent is unable to identify a Successor Index prior to the fifth scheduled Trading Day preceding the Subsequent Roll Date, then the Maturity Valuation Date will be deemed accelerated to the Trading Day immediately prior to the Subsequent Roll Date, and the Calculation Agent will determine the Net Entitlement Value on that date.

                                      If the CBOE discontinues or suspends
                                      publication of the BXM Index without prior notice, then upon such discontinuance or suspension the Calculation Agent or one of its affiliates will determine the Index Value on a daily basis and the Calculation Agent will undertake to identify and designate, in its sole discretion, a Successor Index prior to the roll date following such discontinuance or suspension. Upon the designation of such Successor Index by the Calculation Agent, any Index Value will be determined by reference to the value of such Successor Index upon such designation. If the Calculation Agent is unable to identify a Successor Index prior to the fifth Trading Day preceding the roll date following such discontinuance or suspension, then the Maturity Valuation Date will be deemed accelerated to the Trading Day immediately prior to the roll date following such discontinuance or suspension, and the Calculation Agent will determine the Net Entitlement Value on that date.

                                      In the event that the Calculation Agent or one of its affiliates is required to determine the Index Value pursuant to the preceding two paragraphs, the Index Value will be computed by the Calculation Agent or one of its affiliates in accordance with the formula for and method of calculating the BXM Index last in effect prior to the discontinuance or suspension, using the closing level (in the case of the S&P 500 Index) and closing price (in the case of the S&P 500 Index call option) (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for that suspension or limitation) at the close of the principal trading session of the Relevant Exchange on that date of the securities most recently comprising the BXM Index. Notwithstanding these alternative arrangements, discontinuance of the publication of the BXM Index may adversely affect the value of the Securities.

                                      If at any time the method of calculating the BXM Index or a Successor Index, or the value thereof, is changed in a material respect, or if the BXM Index or a Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of the BXM Index or that Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of an index comparable to the BXM Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Value with reference to the BXM Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the BXM Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the BXM Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Credit Exchange Event................ If our senior debt rating is downgraded below A- by Standard & Poor's or below A3 by Moody's (or below the equivalent ratings of any successor to Standard & Poor's or Moody's), a Credit Exchange Event will occur. So long as a Credit Exchange Event has occurred and is continuing, the Minimum Exchange Amount will not apply. We will instruct the Trustee to notify you upon the occurrence of a Credit Exchange Event.

Events of Default.................... Events of default under the Securities will include, among other things, default in payment of any principal (i.e., payment of the Net Entitlement Value at maturity or upon exchange or redemption) and events of bankruptcy, insolvency or reorganization with respect to us. Upon acceleration of the Securities following the occurrence of an event of default, holders will be entitled to receive their Net Entitlement Value calculated by the Calculation Agent as of the date of the acceleration, provided that if prior to the date of acceleration you have submitted an Official Notice of Exchange in accordance with your Exchange Right, the amount you will be entitled to receive will equal the Net Entitlement Value calculated as of the Exchange Valuation Date. For a description of all the events that constitute events of default under the Securities, see "Description of Debt Securities--Events of Default" in the accompanying prospectus.

Trustee.............................. JPMorgan Chase Bank

Agent................................ MS & Co.

Calculation Agent.................... MS & Co.

                                      All calculations with respect to the Net
                                      Entitlement Value will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

                                      The Calculation Agent is solely
                                      responsible for determining the Net
                                      Entitlement Value. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on us and holders of the Securities.

                                      Because the Calculation Agent is our
                                      affiliate, the economic interests of the Calculation Agent may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index Value, any Index Value or whether a Market Disruption Event has occurred. See "--Discontinuance of the BXM Index; Successor Index; Alteration of Method of Calculation" and "--Market Disruption Event." MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment. See also "Risk Factors--The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests."

Market Disruption Event.............. "Market Disruption Event" means, (A) with respect to the S&P 500 Index, (i) the
                                      occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the value of the S&P 500 Index (or the relevant Successor Index) on the Relevant Exchanges for such securities for the same period of trading longer than two hours or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; (ii) a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the value of the S&P 500 Index (or the relevant Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or (iii) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the S&P 500 Index (or the relevant Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; or (B) with respect to the BXM Index, the suspension, limitation, cancellation or repudiation of any options contracts relating to stocks which then comprise 20% or more of the value of the S&P 500 Index on any Relevant Exchange for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange, in each case, in the determination of the Calculation Agent, any such suspension, limitation, unavailability, cancellation or repudiation is material. In both cases, if trading in a security included in the S&P 500 Index or the BXM Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the S&P 500 Index or the BXM Index, as the case may be, shall be based on a comparison of (x) the portion of the value of that index attributable to that security relative to (y) the overall value of that index, in each case immediately before that suspension or limitation.

                                      For purposes of determining whether a
                                      Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market; (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event; (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;
                                      (4) a suspension of trading in futures or options contracts on the BXM Index or the S&P 500 Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the BXM Index or the S&P 500 Index and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the BXM Index or the S&P 500 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Use of Proceeds and Hedging.........  The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities by one or more of our affiliates. The Issue Price of the Securities includes the Agent's Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the costs of hedging our obligations under the Securities. The costs of hedging include the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Use of Proceeds" in the accompanying prospectus.

License  Agreement  between
S&P and Morgan Stanley............... S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the BXM Index, which is owned and published by the CBOE, in connection with securities, including the Securities.

                                      The license agreement between the S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

                                      The Securities are not sponsored,
                                      endorsed, sold or promoted by S&P or the CBOE. S&P and the CBOE make no representation, condition or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the BXM Index to measure the volatility of the S&P 500 Index. S&P's and the CBOE's only relationship to Morgan Stanley is the licensing of certain trademarks and trade names of S&P, the CBOE and of the BXM Index which is determined, composed and calculated by the CBOE without regard to Morgan Stanley or the Securities. The CBOE has no obligation to take the needs of Morgan Stanley or the owners of Securities into consideration in determining, composing or calculating the BXM Index. S&P and the CBOE are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. The CBOE has no obligation or liability in connection with the administration, marketing or trading of the Securities.

                                      The CBOE shall obtain information for
                                      inclusion in or for use in the calculation of the BXM Index from sources that CBOE considers reliable, but S&P and the CBOE accept no responsibility for, and shall have no liability for any errors, omissions or interruptions therein. S&P and the CBOE do not guarantee the accuracy and/or the completeness of the BXM Index or any data included therein. S&P and the CBOE make no warranty, express or implied, as to the results to be obtained by any person or entity from the use of the BXM Index or any data included therein. S&P and the CBOE make no express or implied warranties and expressly disclaim all conditions and warranties implied by statute, general law or custom with respect to the BXM Index or any data included therein. In addition, (i) the CBOE has no relation to the BXM Index or the Securities other than authorizing S&P to grant a license to Morgan Stanley to use the BXM Index as the basis for the Securities; (ii) the CBOE has no obligation to take the needs of Morgan Stanley, purchasers or sellers of the Securities or any other person into consideration in maintaining the BXM Index or modifying the methodology underlying the BXM Index; and (iii) the CBOE has no obligation or liability in connection with the administration, marketing or trading of the BXM Index, the Securities or any other investment product of any kind or character that is based thereon.

                                      "Standard and Poor's(R)" and "S&P(R)" are trademarks of Standard & Poor's, a division of The McGraw-Hill Companies, Inc. "BXM" is a trademark of the CBOE. These marks have been licensed for use by Morgan Stanley & Co. Incorporated. The Securities are not sponsored, endorsed, sold or promoted by the CBOE or Standard & Poor's, and the CBOE and Standard & Poor's make no representation regarding the advisability of investing in the Securities.

ERISA Matters for
 Pension Plans and
Insurance Companies.................. Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.


                                      In addition, we and certain of our
                                      subsidiaries and affiliates, including MS
                                      & Co. and Morgan Stanley DW Inc. (formerly
                                      Dean Witter Reynolds Inc.) ("MSDWI"), may be each considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Code with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or
                                      Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                      The U.S. Department of Labor has issued
                                      five prohibited transaction class
                                      exemptions ("PTCEs") that may provide
                                      exemptive relief for direct or indirect
                                      prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).


                                      Governmental plans and certain church
                                      plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to local, state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Code.

                                      Because we may be considered a party in
                                      interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding the Securities that either (a) it is not a Plan or a Plan Asset Entity, is not purchasing such securities on behalf of or with "plan assets" of any Plan, or a governmental or church plan which is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or
                                      Section 4975 of the Code or (b) its
                                      purchase, holding and disposition are
                                      eligible for exemptive relief or such
                                      purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law). Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14.
                                      Purchasers of the Securities have
                                      exclusive responsibility for ensuring that their purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code.


Supplemental  Information
Concerning Plan
of Distribution...................... Under the terms and subject to the conditions contained in the U.S.
                                      distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the number of Securities set forth on the cover of this pricing supplement. The Agent proposes initially to offer part of the Securities directly to the public at the public offering price set forth on the cover of this pricing supplement and part to certain dealers, at a price that represents a concession not in excess of $ per Security; provided that the price will be $ per Security and the underwriting discounts and commissions will be $ per Security for purchasers of 250,000 or more Securities in any single transaction, subject to the holding period requirement described below. The concessions, underwriting discounts and commissions will be determined on the day we price the Securities for initial sale to the public.

                                      The Agent may allow, and those selected
                                      dealers may reallow, a concession not in excess of $ per Security to other dealers. We expect to deliver the Securities against payment therefor in New York, New York on , 2004. After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

                                      Where an investor purchases 250,000 or
                                      more Securities in a single transaction at the reduced price, approximately % of the Securities purchased by the investor (the "Delivered Securities") will be delivered on the Settlement Date. The balance of approximately % of the Securities (the "Escrowed Securities") purchased by the investor will beheld in escrow at MS & Co. for the benefit of the investor and delivered to such investor if the investor and any accounts in which the investor may have deposited any of its Delivered Securities have held all of the Delivered Securities for 45 calendar days following the date of the pricing supplement or any shorter period deemed appropriate by the Agent. If an investor or any account in which the investor has deposited any of its Delivered Securities fails to satisfy the holding period requirement, as determined by the Agent, all of the investor's Escrowed Securities will be forfeited by the investor and not delivered to it. The Escrowed Securities will instead be delivered to the Agent for sale to investors. This forfeiture will have the effect of increasing the purchase price per Security for such investors to 100% of the principal amount of the Securities. Should investors who are subject to the holding period requirement sell their Securities once the holding period is no longer applicable, the market price of the Securities may be adversely affected. See also "Plan of Distribution" in the accompanying prospectus supplement.

                                      In addition to the commission paid at the time of the initial offering of the Securities, commissions will be paid on a quarterly basis to brokerage firms, including MS & Co. and its affiliates, whose clients purchased Securities in the initial offering and who continue to hold their Securities on the last business day of each quarter, beginning on March 31, 2005 and ending on December 17, 2009. These additional commissions will equal % multiplied by the average Net Entitlement Value per Security in each calendar quarter. The amount of the additional commissions will be determined on the day we price the Securities for initial sale to the public. The average Net Entitlement Value for any calendar quarter will equal the sum of the Net Entitlement Values of the Securities on each Trading Day during that quarter divided by the number of Trading Days in that calendar quarter. For example, if the average Net Entitlement Value for a calendar quarter were equal to $9.88, the Initial Net Entitlement Value, an additional commission of $ per Security would be paid in respect of that calendar quarter.

                                      These additional commissions, combined
                                      with the commission paid on the day the
                                      Securities were initially offered for sale to the public, will not in any event exceed 0.72% per annum, or in the aggregate 8%, of the issue price per Security. You may find out the additional commissions paid per Security in any quarter by calling your broker or us at
                                      (212) 761-4000. See "Risk Factors--The
                                      brokerage firm at which you hold your
                                      securities and the broker through whom you hold your securities may have economic interests that are different from yours," above.

                                      In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain, or otherwise affect the price of the Securities or stocks underlying the S&P 500 Index. Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering or may sell shares of the underlying stocks that it does not own, creating a naked short position in the Securities or the underlying stocks, respectively for its own account. The Agent must close out any naked short position by purchasing the Securities or underlying stocks in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities or the underlying stocks in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Securities or underlying stocks in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities and may end any of these activities at any time. See "--Use of Proceeds and Hedging." An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of the Securities. See "--Use of Proceeds and Hedging."

                                      General

                                      No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                      The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                      Brazil

                                      The Securities may not be offered or sold to the public in Brazil. Accordingly, the offering of the Securities has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                                      Chile

                                      The Securities have not been registered
                                      with the Superintendencia de Valores y
                                      Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                                      Hong Kong

                                      The Securities may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Securities which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.
                                      571) of Hong Kong and any rules made
                                      thereunder.

                                      Mexico

                                      The Securities have not been registered
                                      with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                                      Singapore

                                      This pricing supplement and the
                                      accompanying prospectus supplement and
                                      prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the Securities may not be circulated or distributed, nor may the Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Securities to the public in Singapore.

United States Federal
Income Taxation...................... Tax Treatment of U.S. Holders

                                      The following summary is a general
                                      discussion of the material U.S. federal
                                      income tax consequences that may be
                                      relevant to you if you are a beneficial
                                      owner of the Securities who is:

                                      o   an individual who is a citizen or
                                          resident of the United States, or

                                      o   a U.S. domestic corporation, or

                                      o   any other person that is subject to
                                          U.S. federal income tax on a net
                                          income basis in respect of your
                                          investment in the Securities (any of
                                          the foregoing, a "U.S. Holder").

                                      This summary is based on U.S. federal
                                      income tax laws, regulations, rulings and decisions in effect as of the date of this pricing supplement, all of which are subject to change at any time (possibly with retroactive effect).

                                      This summary addresses the U.S. federal
                                      income tax consequences to you if you are an initial holder of the Securities who will purchase the Securities at the applicable issue price in the original issuance and who will hold the Securities as capital assets. This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase the Securities by any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers. Thus, for example, this summary does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your individual investment circumstances or if you are a taxpayer subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, certain financial institutions, insurance companies, tax exempt organizations, or persons who hold Securities as a part of a "straddle," "hedge," "conversion transaction,"
                                      "synthetic security," or other integrated investment or who acquire Securities within 30 days of selling shares of any of the companies included in the BXM Index. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. You should consult with your tax advisor in determining whether an investment in Securities is appropriate for you in light of your personal tax circumstances.

                                      The following description of the treatment of Securities for U.S. federal income tax purposes is based on the advice of our special tax counsel, Cleary, Gottlieb, Steen & Hamilton. The treatment of the Securities described above is not, however, binding on the Internal Revenue Service or the courts. Accordingly, you should consult your tax advisor in determining the tax consequences of an investment in the Securities, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

                                      Taxation of Securities. The Securities
                                      should be treated for U.S. federal income tax purposes as prepaid cash settlement forward contracts with respect to the BXM Index under which:

                                      o   at the time of issuance of the
                                          Securities you pay us a fixed amount
                                          of cash equal to the applicable issue
                                          price of the Securities in
                                          consideration for our obligation to
                                          deliver to you at maturity, or upon
                                          exchange or redemption a cash amount
                                          equal to the Net Entitlement Value
                                          based on the applicable Index Value,
                                          and

                                      o   at maturity, or upon exchange or
                                          redemption we will deliver to you a
                                          cash amount equal to the Net
                                          Entitlement Value based on the
                                          applicable Index Value in full
                                          satisfaction of our obligation under
                                          the prepaid cash settlement forward
                                          contract.

                                      Upon the sale, exchange, maturity,
                                      redemption or other taxable disposition of the Securities, you generally should recognize capital gain or loss equal to the difference between the amount realized on disposition and your tax basis in the Securities. Your tax basis in the Securities generally should equal your cost for the Securities. Capital gain or loss generally should be long-term capital gain or loss if you held the Securities for more than one year at the time of disposition.

                                      In the case of Escrowed Securities, it is possible that your holding period in the Escrowed Securities begins when the Escrowed Securities are released to you from escrow upon satisfaction of the holding period condition described in "Description of Securities-- Supplemental Information Concerning Plan of Distribution." You should consult with your tax advisor to determine the appropriate holding period with respect to any Escrowed Securities.

                                      Constructive Ownership. Section 1260 of
                                      the Code treats a taxpayer owning certain types of derivative positions in property as having "constructive ownership" in that property, with the result that all or a portion of the long-term capital gain recognized by such taxpayer with respect to the derivative position may be recharacterized as ordinary income. In addition, Section 1260 would impose an interest charge on the long-term capital gain that was recharacterized. Section 1260 in its current form would not apply to the Securities. However, Section 1260 authorizes the Treasury Department to promulgate regulations (possibly with retroactive effect) to expand the application of the "constructive ownership" regime. There is no assurance that the Treasury Department will not promulgate regulations to apply the regime to the Securities. If Section 1260 were to apply to the Securities, you would be required to treat all or a portion of the long-term capital gain (if any) that you recognize on sale, exchange, maturity, or other taxable disposition of the Securities as ordinary income, but only to the extent such long-term capital gain exceeds the long-term capital gain that you would have recognized if you had made a direct investment in shares of companies that are included in the BXM Index during the period in which you hold the Securities. It is possible that these rules could apply, for example, to recharacterize long-term capital gain on the Securities in whole or in part to the extent that a holder of shares of the relevant companies would have earned dividend income therefrom or would have recognized short-term capital gain from the disposition of the shares upon rebalancing of the BXM Index between the Original Issue Date and the date of the disposition of the Securities.

                                      Possible Alternative Tax Treatment. Due to the absence of authorities that directly address the proper characterization and tax treatment of the Securities or instruments similar to the Securities, it is possible that the IRS could seek to characterize the Securities in a manner that results in tax consequences to you different from those described above under "Taxation of Securities." Alternative tax characterizations could affect the timing and character of income or loss from the Securities.

                                      Possible alternative treatments of the
                                      Securities could include: (i) recognition of gain and, possibly, loss when the components of the BXM Index change, for example when the call options in the BXM Index roll, when the BXM Index is rebalanced or when dividends on the shares underlying the BXM Index are paid; (ii) treatment of the Securities as contingent payment debt instruments subject to special Treasury regulations governing such instruments, in which case (x) you would be required to accrue original issue discount on the Securities every year at the "comparable yield" for a Morgan Stanley debt instrument maturing on the Maturity Date although you will receive no interest payments on the Securities, and
                                      (y) on the sale, exchange, maturity, or
                                      other taxable disposition of the
                                      Securities, you would recognize ordinary income, or ordinary loss to the extent of your aggregate prior accruals of original issue discount, rather than capital gain or loss; and (iii) treatment of the Securities as an investment unit consisting of a deposit paying interest at the rate Morgan Stanley would pay on non-exchangeable senior notes maturing on the Maturity Date, plus a cash settlement forward contract or cash-settled options with respect to the BXM Index, in which case you also would be required to accrue interest although you will not receive any interest payments.

                                      It is also possible that future
                                      regulations or other IRS guidance would
                                      require you to accrue income on the
                                      Securities on a current basis. The IRS and U.S. Treasury Department recently issued proposed regulations that require current accrual of income with respect to contingent payments made under certain notional principal contracts. The preamble to the regulations states that the "wait and see" method of tax accounting does not properly reflect the economic accrual of income on such contracts, and requires current accrual of income with respect to some contracts already in existence at the time the proposed regulations were released. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS published future guidance requiring current accrual of income with respect to contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Securities. Prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Securities.


                                      Backup Withholding and Information
                                      Reporting. You may be subject to
                                      information reporting and to backup
                                      withholding on the amounts paid to you,
                                      unless you are a corporation or come
                                      within certain other exempt categories or you provide proof of a correct taxpayer identification number on IRS Form W-9, and otherwise comply with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

                                      Tax Treatment of non-U.S. Holders

                                      The following summary is a general
                                      discussion of the material U.S. federal
                                      income tax consequences that may be
                                      relevant to you if you are a beneficial
                                      owner of Securities who is a Non-U.S.
                                      Holder. The discussion is limited to
                                      Non-U.S. Holders who do not own at any
                                      time more than 5% in value of the
                                      outstanding Securities. A Non-U.S. Holder is a beneficial owner of a Security that for U.S. federal income tax purposes is:

                                      o   a nonresident alien individual;

                                      o   a foreign corporation; or

                                      o   a foreign trust or estate.

                                      Tax Treatment upon Maturity, Sale,
                                      Exchange, or Other Disposition of a
                                      Security. If you are a non-U.S. Holder
                                      that is not subject to U.S. federal income tax with respect to the Securities as a result of any direct or indirect connection to the United States (other than ownership of Securities), you will not be subject to U.S. income or withholding tax, except as described below, in respect of amounts aid to you on a sale, exchange, redemption or other taxable disposition of the Securities, if
                                      (i) all stocks underlying the BXM Index
                                      continue to be regularly traded on an
                                      established securities market, as defined in the applicable U.S. Treasury regulations; and (ii) you satisfy the certification requirements described under "Information Reporting and Backup Withholding."

                                      It is possible that, if the IRS sought to characterize the Securities in some alternative manner, such as those described above under "Possible Alternative Tax Treatment," you could be subject to U.S. withholding tax in respect of amounts paid to you or deemed paid to you in respect of the Securities.

                                      If you are a non-resident alien individual that is present in the United States for 183 days or more during the taxable year of the sale, exchange, redemption or other taxable disposition of a Security and certain other conditions are satisfied, you would be subject to a 30% U.S. federal income tax in respect of gains realized from such sale, exchange, redemption or disposition. If you are a non-U.S. Holder of the Securities that is engaged in a trade or business in the United States and if your income from the Securities is effectively connected with the conduct of such trade or business, then you should generally be subject to regular U.S. federal income tax on such income in the same manner as if you were a U.S. Holder, although you would be exempt from the withholding tax. You should consult your own tax advisor with respect to other U.S. tax consequences of the ownership and disposition of Securities including the possible imposition of a 30% branch profits tax.

                                      Estate Tax. If you are an individual who will be subject to U.S. federal estate tax only with respect to U.S. situs property (generally an individual who at death is neither a citizen nor a domiciliary of the United States) or an entity the property of which is potentially includible in such an individual's gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty benefit, a Security may be treated as U.S. situs property for U.S. federal estate tax purposes. You are urged to consult your own tax advisors regarding the U.S. federal estate tax consequences of investing in the Securities.

                                      Information Reporting and Backup
                                      Withholding. Information returns may be
                                      filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the proceeds from a sale, exchange, redemption or other disposition. You will be subject to backup withholding in respect of amounts paid to you, unless you comply with certain certification procedures establishing that you are not a U.S. person for U.S. federal income tax purposes (e.g., by providing a completed IRS Form W-8BEN certifying, under penalties of perjury, that you are not a U.S. person) or otherwise establish an exemption. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

                                      You should consult your own tax advisor in determining the tax consequences of an investment in the Securities, including the application of U.S. federal, state, local, foreign or other tax laws and the possible effects of changes in federal or other tax laws.

                                                                         ANNEX A

                           OFFICIAL NOTICE OF EXCHANGE

Dated:

Morgan Stanley
1585 Broadway
New York, New York 10036

Morgan Stanley & Co. Incorporated, as Calculation Agent
1585 Broadway
New York, New York 10036
Fax No.: (212) 507-5742


Dear Sirs:

         The undersigned holder of the Strategic Total Return Securities due December 17, 2009, exchangeable for a cash amount based on the CBOE's BXM Index of Morgan Stanley (CUSIP No. 61746S389) (the "Securities") hereby irrevocably elects to exercise with respect to the number of Securities indicated below, as of the date hereof, the Exchange Right as described in the pricing supplement dated September , 2004 (the "Pricing Supplement") to the Prospectus Supplement and Prospectus dated August 26, 2003 related to Registration Statement No. 333-106789. Terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated.

         The undersigned certifies to you that (i) it is, or is duly authorized to act for, the beneficial owner of the principal amount of the Securities indicated below its signature (and attaches evidence of such ownership as provided by the undersigned's position services department or the position services department of the entity through which the undersigned holds its Securities); and (ii) it will cause the Securities to be exchanged to be transferred to the Trustee on the Exchange Date.

                                Very truly yours,

                                 ------------------------------------------

                                [Name of Holder]

                                By:
                                    ---------------------------------------
                                      [Title]

                                    ---------------------------------------
                                    [Tel. No.]

                                    ---------------------------------------
                                    [Fax No.]

Number of Securities surrendered for exchange(1):

Receipt of the above Official
Notice of Exchange is hereby acknowledged

MORGAN STANLEY, as Issuer
MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By: MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By:
   ------------------------------------------------
     Title:

Date and time of acknowledgment:
                                ------------------------------

--------
1 Minimum 10,000 Securities unless a Credit Exchange Event (as defined in the Pricing Supplement) has occurred and is continuing.


                                      A-1